Exhibit 10.1

Execution Version

AMENDMENT NO. 1 TO LOAN AGREEMENT

This Amendment No. 1 to Loan Agreement (this “Agreement”), dated as of April 5, 2019, is among KEY ENERGY SERVICES, INC., a Delaware corporation (the “Company”), KEY ENERGY SERVICES, LLC, a Texas limited liability company (“Key Energy LLC”, and together with the Company, collectively, “Borrowers” or “Borrower”), Lenders and Issuing Banks party to this Agreement and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers, the Lenders from time to time party thereto, the Administrative Agent, and Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Collateral Agents, are parties to that certain Loan and Security Agreement dated as of December 15, 2016 (as amended, supplemented, restated or otherwise modified from time to time prior to the date hereof, the “Loan Agreement”; unless otherwise defined herein, capitalized terms used herein that are not otherwise defined herein shall have the respective meanings assigned to such terms in the Amended Loan Agreement defined below); and

WHEREAS, the Borrowers have requested that the Lenders and the Administrative Agent amend certain provisions of the Loan Agreement, and, subject to the satisfaction of the conditions set forth herein, the Lenders signatory hereto and the Administrative Agent are willing to do so, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

1. Amendments to the Loan Agreement. The Loan Agreement is hereby amended as follows:

1.1 The following sections or portions of the Loan Agreement are hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double underlined text) as set forth in the following amendments and restatements thereof:

(a) The following text on the title page of the Loan Agreement is amended and restated to read in its entirety as follows:

BANK OF AMERICA, N.A.

as Sole Collateral Agent

and

~~WELLS FARGO BANK, NATIONAL ASSOCIATION~~

~~as Co-Collateral Agents~~

(b) The following defined terms in Section 1.1 of the Loan Agreement are added or amended and restated to read in their entirety as follows:

Agent: each of Administrative Agent and ~~each Co-Collateral~~Collateral Agent.

Agent Excluded Real Property: any Real Estate (including any Material Real Property) as to which (a) the ~~Co-Collateral Agents have~~Collateral Agent has elected in ~~their~~its sole discretion not to require to be subject to a Mortgage or not be transferred to the SPV (in each case, as provided in Section 7.3.1 or 7.3.3) or (b) the ~~Co-Collateral Agents have~~Collateral Agent has elected in ~~their~~its sole discretion to require to be subject to a Mortgage or transferred to the SPV at a later date (in each case, as provided in Section 7.3.1 or 7.3.3).

Agent Fee Letter: a letter agreement dated ~~November 20, 2016~~March 14, 2019 among the Company~~,~~ and Bank of America ~~and Merrill Lynch, Pierce, Fenner & Smith Incorporated~~.

Applicable Margin: with respect to LIBOR Revolver Loans or Base Rate Loans, as applicable, the per annum margin set forth below, based upon the Fixed Charge Coverage Ratio for the four-Fiscal Quarter period ended on the last day of the applicable first three Fiscal Quarters of each Fiscal Year or for each Fiscal Year, as applicable:

From the Closing Date until the Amendment Effective Date:

Level	Fixed Charge Coverage Ratio	Base Rate Loans	LIBO Rate Loans
I	> 1.50:1	1.50%	2.50%
II	>1.00:1 but < 1.50:1	2.50%	3.50%
III	< 1.00:1	3.50%	4.50%

From the Amendment Effective Date:

Level	Fixed Charge Coverage Ratio	Base Rate Loans	LIBO Rate Loans
I	> 1.50:1	1.00%	2.00%
II	>1.00:1 but < 1.50:1	1.25%	2.25%
III	< 1.00:1	1.50%	2.50%

Until receipt by Administrative Agent of the financial statements and corresponding Compliance Certificate for the Fiscal Quarter ended ~~March 31, 2017~~March 31, 2019 pursuant to Section 10.1.2, Applicable Margin shall be determined as if Level III were applicable. Upon receipt thereof, any increase or decrease in Applicable Margin shall be effective on the first day of the calendar month following receipt. Thereafter, the Applicable Margin shall be subject to increase or decrease upon receipt by Administrative Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the most recent Fiscal Quarter or Fiscal Year completed, as the case may be, whereupon the Applicable Margin shall be adjusted by the Administrative Agent based on the information contained in the Compliance Certificate, which change shall be effective on the first day of the calendar month following receipt. If by the first day of the month any financial statements and Compliance Certificate due in the preceding month have not been received, then, at the option of Required Lenders, the Applicable Margin shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.

Availability Reserve: the sum (without duplication) of (a) the Bank Product Reserve; (b) the aggregate amount of liabilities secured by Liens upon the ABL Priority Collateral that are senior to Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (c) such additional reserves, in such amounts and with respect to such matters, as ~~Co-Collateral Agents in their~~Collateral Agent in its Permitted Discretion may elect to impose from time to time.

Bank Product Reserve: the aggregate amount of reserves established by ~~Co-Collateral Agents~~Collateral Agent from time to time in ~~their~~its Permitted Discretion in respect of Secured Bank Product Obligations.

Covenant Trigger Period: the period (a) commencing on the day that Availability is less than the greater of (X) $~~20,000,000~~12,500,000 and (Y) ~~20.0~~12.5% of the Line Cap on such day; and (b) continuing until the day (1) Availability has been greater than the greater of (X) $~~20,000,000~~12,500,000 and (Y) ~~20.0~~12.5% of the Line Cap and (2) no Default has occurred and is continuing, in the case of each of the clauses (b)(1)(X), (b)(1)(Y) and (b)(2), for a period of ~~90~~30 consecutive calendar days.

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by ~~Co-Collateral Agents, in their~~Collateral Agent, in its Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 20% (or 30% for any Account Debtor listed on Schedule 1.1(D) (each such Account Debtor, together with any additional Account Debtor that may be approved by ~~Co-Collateral Agents~~Collateral Agent from time to time in their discretion in writing, a “Specified Account Debtor”) for so long as such Specified Account Debtor has and maintains Investment Grade Rating) of the aggregate Eligible Accounts (or such higher percentage as ~~Co-Collateral Agents~~Collateral Agent may establish for the Account Debtor from time to time) (provided that only the amount in excess of 20% (or in excess of 30% for the Specified Account Debtor that has and maintains Investment Grade Rating (or in excess of such higher percentage as ~~Co-Collateral Agents~~Collateral Agent may establish for the Account Debtor from time to time) shall be deemed ineligible); (d) it does not conform in any material respect with a covenant or representation herein; (e) it is owing by a creditor or supplier who has not entered into an agreement reasonably satisfactory to ~~Co-Collateral Agents~~Collateral Agent waiving applicable rights of setoff, or is otherwise reasonably determined to be subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent (other than Accounts approved by ~~Co-Collateral Agents in their~~Collateral Agent in its Permitted Discretion owing to a Borrower pursuant to an order granting critical vendor status to a Borrower), or is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrowers are not able to bring suit or enforce remedies against the Account Debtor through judicial process (unless such Account is guaranteed or supported by a guarantor or support provider reasonably acceptable to ~~Co-Collateral Agents~~Collateral Agent, on such terms as are reasonably acceptable to ~~Co-Collateral Agents~~Collateral Agent); (g) the Account Debtor is organized or has its principal offices or 50% or more of its assets outside the United States or Canada unless ~~Co-Collateral Agents have~~Collateral Agent has consented to such Account Debtor in ~~their~~its Permitted Discretion or the Account is supported by a letter of credit (delivered to and directly drawable by Administrative Agent) or credit insurance reasonably satisfactory in all respects to ~~Co-Collateral Agents~~Collateral Agent; (h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to ~~Co-Collateral Agents~~Collateral Agent in compliance with the federal Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Administrative Agent, or is subject to any other Lien (other than Liens permitted by clauses (i) or (j) of Section 10.2.2 and inchoate Liens permitted by Section 10.2.2 that are at all times junior to Administrative Agent’s Liens); (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended beyond the periods specified in clause (a) above or the Account Debtor has made a partial payment (solely with respect to the invoice relating to such Account); (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (p) it has not been billed or is not evidenced by an invoice. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

ERISA: the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for the Company and its Consolidated Subsidiaries for the most recently completed 12-month period or, if applicable, for the most recently completed four-Fiscal Quarter period, of (a) EBITDA minus Capital Expenditures (and, in any event, including amounts added back to EBITDA for costs, charges and expenses relating to rig mobilization pursuant to clause (xi) of the definition of “EBITDA” for such period but excluding (i) those financed or funded with Borrowed Money (other than Revolver Loans), (ii) the portion thereof funded with the Net Proceeds from Asset Dispositions of Equipment or Real Estate which Borrowers are permitted to use to purchase assets pursuant to Section 8.6.2(c) and (iii) the portion thereof funded with the proceeds of casualty insurance or condemnation awards in respect of any Equipment and Real Estate which Borrowers are not required to use to prepay the Loans pursuant to Section 8.6.2(b) or with the proceeds of casualty insurance or condemnation awards in respect of any other Property) and ~~(iv)~~minus cash taxes paid (net of cash tax refunds received during such period), to (b) Fixed Charges.

Payment Conditions: with respect to any applicable payment or transaction, each of the following conditions:

(a) as of the date of any such payment or transaction, and after giving effect thereto, no Default shall exist or has occurred and is continuing,

(b) in the case of a Permitted Acquisition, Debt payment or designation of an Unrestricted Subsidiary, either

(i) Availability at any time during the immediately preceding 30 consecutive day period on a pro forma basis shall have been at least the greater of (X) $20,000,000 and (Y) 20% of the Line Cap and (ii) after giving effect to any such payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, Availability shall be at least the greater of (X) $20,000,000 and (Y) 20% of the Line Cap, or

(~~b~~ii) (~~i~~A) Availability at any time during the immediately preceding ~~60~~30 consecutive day period on a pro forma basis shall have been at least the greater of (X) $12,500,000 and (Y) 12.5% of the Line Cap and (ii) after giving effect to ~~the~~any such payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, Availability shall be at least the greater of (X) $12,500,000 and (Y) 12.5% of the Line Cap, and

(B) as of the date of any such payment or transaction, and after giving effect thereto, on a pro forma basis (including with respect to periods prior to the Closing Date), the Fixed Charge Coverage Ratio (x) for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal

Quarter for which Administrative Agent has received financial statements in accordance with Section 10.1.2(a) or 10.1.2(b) or (y) during the Reporting Trigger Period, for the 12-month period ending on the last day of the most recently completed month (on the basis of internally prepared monthly financial statements for the 12-month period then ended), prior to the date of such payment or transaction shall be at least 1.00 to 1,

(c) in the case of a Distribution, either

(i) Availability at any time during the immediately preceding 30 consecutive day period on a pro forma basis shall have been at least the greater of (X) $22,500,000 and (Y) 22.5% of the Line Cap and (ii) after giving effect to any such payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, Availability shall be at least the greater of (X) $22,500,000 and (Y) 22.5% of the Line Cap, or

(ii) (A) Availability at any time during the immediately preceding 30 consecutive day period on a pro forma basis shall have been at least the greater of (X) $17,500,000 and (Y) 17.5% of the Line Cap and (ii) after giving effect to any such payment or transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, Availability shall be at least the greater of (X) $17,500,000 and (Y) 17.5% of the Line Cap, and

(~~c~~B) as of the date of any such payment or transaction, and after giving effect thereto, on a pro forma basis (including with respect to periods prior to the Closing Date), the Fixed Charge Coverage Ratio (x) for the four-Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which Administrative Agent has received financial statements in accordance with Section 10.1.2(a) or 10.1.2(b) or (y) during the Reporting Trigger Period, for the 12-month period ending on the last day of the most recently completed month (on the basis of internally prepared monthly financial statements for the 12-month period then ended), prior to the date of such payment or transaction shall be at least 1.00 to 1, and

(d) receipt by Administrative Agent of a certificate of a Senior Officer of the Borrower Agent certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby (each, a “Payment Conditions Certificate”).

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following: (a) a mortgagee title policy (or binder therefor) covering the Administrative Agent’s interest under the Mortgage; (b) assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases with respect to other Persons having an interest in the Real Estate; (c) surveys of the Real Estate; (d) appraisals of the Real Estate; (e) flood hazard information requested by any Lender as needed for a life-of-loan flood hazard determination and, if the Real Estate is located in a special flood hazard zone, flood insurance documentation (including an acknowledged notice to borrower and real property and contents flood insurance by an insurer reasonably acceptable to ~~Co-Collateral Agents~~Collateral Agent) in accordance with the Flood Disaster Protection Act or otherwise reasonably satisfactory to each Lender and other such documents as Administrative Agent or any Lender may reasonably require with respect to flood insurance for the Real Estate, in each case, in form and substance reasonably satisfactory to Administrative Agent and received by Administrative Agent for review at least 15 days (or such shorter period as agreed to by ~~Co-Collateral Agents~~Collateral Agent) prior to the effective date of the Mortgage and (f) environmental site assessments, and other reports, certificates, studies or data with respect to any environmental risks regarding the Real Estate.

Reporting Trigger Period: the period (i) from the Amendment Effective Date through and including the date on which the Borrowers deliver a Compliance Certificate to the Administrative Agent demonstrating that EBITDA for the four Fiscal Quarters then ending exceeds $40,000,000 if, during such period, there exists any outstanding Revolving Loans, (a) commencing on the day that a Default occurs, or Availability is less than the greater of (X) $~~20,000,000~~15,000,000 and (Y) ~~20.0~~15.0% of the Line Cap on such day; and (b) continuing until the day (1) Availability has been greater than the greater of (X) $~~20,000,000~~15,000,000 and (Y) ~~20.0~~15.0% of the Line Cap and (2) no Default has occurred and is continuing, in the case of each of ~~the~~ clauses (i)(b)(1)(X), (i)(b)(1)(Y) and (i)(b)(2), for a period of ~~90~~30 consecutive calendar days, and (ii) at all other times, (a) commencing on the day that a Default occurs, or Availability is less than the greater of (X) $12,500,000 and (Y) 12.5% of the Line Cap on such day; and (b) continuing until the day (1) Availability has been greater than the greater of (X) $12,500,000 and (Y) 12.5% of the Line Cap and (2) no Default has occurred and is continuing, in the case of each of clauses (ii)(b)(1)(X), (ii)(b)(1)(Y) and (ii)(b)(2), for a period of 30 consecutive calendar days.

Revolver Termination Date: ~~June 15, 2021.~~ the earlier of (a) the fifth anniversary of the Amendment Effective Date and (b) 181 days prior to the maturity date on which the principal amount of the Term Loans is scheduled to become due and payable in full or the maturity date on which the principal amount of any other Material Debt is scheduled to become due and payable in full.

Sweep Trigger Period: the period (i) from the Amendment Effective Date through and including the date on which the Borrowers deliver a Compliance Certificate to the Administrative Agent demonstrating that EBITDA for the four Fiscal Quarters then ending exceeds $40,000,000 if, during such period, there exists any outstanding Revolving Loans, (a) commencing on the day that ~~an Event of~~a Default occurs, or Availability is less than the greater of (X) $~~20,000,000~~15,000,000 and (Y) ~~20~~15.0% of the Line Cap on such day; and (b) continuing until the day (1) Availability has been greater than the greater of (X) $~~20,000,000~~15,000,000 and (Y) ~~20~~15.0% of the Line Cap and (2) no ~~Event of~~ Default has occurred and is continuing, in the case of each of

~~the~~ clauses (i)(b)(1)(X), (i)(b)(1)(Y) and (i)(b)(2), for a period of ~~90~~30 consecutive calendar days, and (ii) at all other times, (a) commencing on the day that a Default occurs, or Availability is less than the greater of (X) $12,500,000 and (Y) 12.5% of the Line Cap on such day; and (b) continuing until the day (1) Availability has been greater than the greater of (X) $12,500,000 and (Y) 12.5% of the Line Cap and (2) no Default has occurred and is continuing, in the case of each of clauses (ii)(b)(1)(X), (ii)(b)(1)(Y) and (ii)(b)(2), for a period of 30 consecutive calendar days.

Unused Line Fee Rate: a per annum rate equal to

(i) from the Closing Date until the Amendment Effective Date, (a) until April 1, 2017, 1.25%, and (b) commencing on April 1, 2017 and thereafter, subject to increase or decrease based on Revolver Usage for the immediately preceding calendar quarter, which change shall be effective on the first day of the calendar month following such calendar quarter, as follows: (i) 1.25%, if Revolver Usage was 50% or less of the Revolver Commitments during the preceding calendar quarter, or (ii) 1.00%, if Revolver Usage was more than 50% of the Revolver Commitments during such quarter~~.~~; and

(ii) from the Amendment Effective Date until July 1, 2019, 0.50%, and (b) commencing on July 1, 2019 and thereafter, subject to increase or decrease based on Revolver Usage for the immediately preceding calendar quarter, which change shall be effective on the first day of the calendar month following such calendar quarter, as follows: (i) 0.50%, if Revolver Usage was 50% or less of the Revolver Commitments during the preceding calendar quarter, or (ii) 0.375%, if Revolver Usage was more than 50% of the Revolver Commitments during such quarter.

(c) Section 2.1.7 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

2.1.7 Increase in Revolver Commitments. Borrowers may request an increase in Revolver Commitments from time to time upon notice to Administrative Agent by adding to this Agreement one or more Eligible Assignees that are not already Lenders hereunder to issue additional Revolver Commitments and become Lenders hereunder that are reasonably satisfactory to Administrative Agent (not to be unreasonably withheld, delayed or conditioned) or by allowing one or more existing Lenders to increase their respective Commitments, as long as (a) the requested increase is in a minimum amount of $10,000,000 and is offered on the same terms as existing Revolver Commitments, except for a closing fee specified by Borrowers, (b) increases under this Section do not exceed $~~3~~50,000,000 in the aggregate and no more than three (3) increases are made, (c) no reduction in Commitments pursuant to Section 2.1.4 has occurred prior to the requested increase, and (d) the requested increase does not cause the Commitments to exceed 90% of any applicable cap under the Term Loan Credit Agreement or any agreement evidencing or governing Permitted Junior Priority Secured/Unsecured Debt. Administrative Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Administrative Agent if and to what extent such Lender commits to increase its Revolver Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments and become Lenders hereunder. Administrative Agent may allocate, in its discretion, the increased Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees. Total Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Administrative Agent and Borrower Agent, provided (x) the conditions set forth in Section 6.2 are satisfied at such time, (y) Administrative Agent, Borrowers, and new and existing Lenders shall have executed and delivered such documents and agreements as Administrative Agent deems appropriate to evidence the increase in and allocations of Revolver Commitments and (z) flood hazard diligence and documentation has been completed as required by the Flood Disaster Protection Act or otherwise in a manner satisfactory to ~~all Co-Collateral Agents~~Collateral Agent. On the effective date of an increase, the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders, and settled by Administrative Agent if necessary, in accordance with Lenders’ adjusted shares of such Commitments.

(d) Section 3.4 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

3.4 Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Administrative Agent for all reasonable and documented ~~out-of pocket~~out-of-pocket legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Administrative Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Administrative Agent’s personnel or a third party; provided that legal fees shall be limited to one firm of counsel and an additional local law firm in each applicable jurisdiction and, in the case of an actual or potential conflict of interest as determined by the affected party, one additional firm of counsel to such affected party and one additional firm of local counsel to such affected party in each applicable jurisdiction. All reasonable and documented legal, accounting and consulting fees shall be charged to Borrowers by Administrative Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Administrative Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Administrative Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Administrative Agent, including fees paid hereunder. If as a result of inaccurate reporting in any Borrower Materials, it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Administrative Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

(e) Section 3.6 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

3.6 Inability to Determine Rates

3.6.1 Administrative Agent will promptly notify Borrower Agent and Lenders if, in connection with any Loan or request for a Loan, (a) Administrative Agent determines that (i) any Interest Period is not available on the basis provided herein, (ii) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, or (iii) adequate and reasonable means do not exist for determining LIBOR for the Interest Period; or (b) Administrative Agent or Required Lenders determine for any reason that LIBOR for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding the Loan. Thereafter, Lenders’ obligations to make or maintain affected LIBOR Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended and no further Loans may be converted into or continued as such LIBOR Loans until Administrative Agent (upon instruction by Required Lenders) withdraws the notice.

3.6.2 Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower Agent or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower Agent) that the Borrower Agent or Required Lenders (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, or

(b) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(c) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower Agent may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower Agent unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower Agent and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods), and (y) the LIBOR component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

(f) The introductory paragraph of Section 9.1.12 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

9.1.12 ERISA. Each Borrower represents and warrants as of the Closing Date that such Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(g) Section 10.1.1(b) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

(b) Each Borrower shall, and shall cause each Restricted Subsidiary to, permit Administrative Agent to examine any Obligor’s books and records or any other financial or Collateral matters as Administrative Agent deems appropriate, which examinations shall be limited to ~~two times~~ one time per Loan Year; provided that if Availability is less than the greater of (x) $30,000,000 and (y) 30.0% of the Line Cap at any time, the Administrative Agent shall be permitted to conduct a second field examination during such Loan Year; provided, however, that the foregoing ~~limit~~limits shall not apply if an examination is initiated during a Default. Each Borrower shall, and shall cause each Restricted Subsidiary to, reimburse Administrative Agent for all reasonable and documented charges, costs and expenses of Administrative Agent in connection with foregoing examinations (including a per diem field examination charge and out-of-pocket expenses), and Borrowers agree to pay Administrative Agent’s then standard charges for examination activities, including reasonable and documented charges for Administrative Agent’s internal examination groups, as well as the reasonable and documented charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition or otherwise outside the Ordinary Course of Business until completion of applicable field examinations (which shall not be included in the limits provided above) reasonably satisfactory to Administrative Agent.

(h) The following introductory phrase in Section 10.2.1 of the Loan Agreement:

It will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, guarantee or suffer to exist any Debt, except:

is hereby replaced with the following phrase:

It will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, guarantee or suffer to exist any Debt or Contingent Obligation, except:

(i) Section 10.2.1(e) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

(e) to the extent permitted by Section 10.2.4(d) and with respect to Investments in Foreign Subsidiaries, Section 10.2.4(~~l~~m)(ii), (X) intercompany Debt between the Borrowers, between any Borrower and any Restricted Subsidiary or between Restricted Subsidiaries; provided, that all such Debt shall be (i) evidenced by a master intercompany note, in form and substance reasonably satisfactory to Administrative Agent (the “Intercompany Note”), and, if owed to an Obligor, which shall be subject to a first priority (or, subject to the Intercreditor Agreement, second priority) perfected Lien in favor of Administrative Agent pursuant to the Loan Documents, and (ii) unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note and (Y) intercompany Debt owing by any Borrower or any Restricted Subsidiary to any Excluded Subsidiary, provided that such Debt is evidenced by the Intercompany Note to which such Excluded Subsidiary is a party and is unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note;

(j) Section 10.2.3(e) of the Loan Agreement is hereby amended and restated and a new Section 10.2.3(f) is hereby inserted in the Loan Agreement, each to read in its entirety as follows:

(e) other Distributions (other than repurchases or redemptions of Equity Interests or cash distributions to holders of Equity Interests) in an aggregate amount not to exceed $15,000,000 during the term of this Agreement~~.~~; and

(f) other Distributions as long as the Payment Conditions are satisfied.

(k) The first sentence of Section 13.1.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

Each Secured Party appoints and designates Bank of America as Administrative Agent and ~~Co-Collateral~~Collateral Agent under all Loan Documents ~~and Wells Fargo, as Co-Collateral Agent under the Loan Documents.~~.

(l) Section 13.8.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

13.8.1 Resignation; Successor Administrative Agent. Administrative Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. Any such resignation shall also constitute a resignation of the Administrative Agent in its capacity as ~~Co-Collateral~~Collateral Agent. If Administrative Agent is a Defaulting Lender under clause (d) of the definition thereof, Required Lenders may, to the extent permitted by Applicable Law, remove such Administrative Agent by written notice to Borrowers and Administrative Agent. Required Lenders may appoint a successor to replace the resigning or removed Administrative Agent, which successor shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor agent is appointed prior to the effective date of Administrative Agent’s resignation or removal, then Administrative Agent may appoint a successor agent that is a financial institution acceptable to it (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders shall on such date assume all rights and duties of Administrative Agent hereunder. Upon acceptance by any successor Administrative Agent of its appointment hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act. On the effective date of its resignation or removal, the retiring or removed

Administrative Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it while Administrative Agent, including the indemnification set forth in Sections 13.6 and 15.2, and all rights and protections under this Section 13. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Administrative Agent hereunder without further act on the part of any Secured Party or Obligor. ~~Any Co-Collateral Agent that is not also the Administrative Agent may resign at any time upon written notice to Borrower Agent and Administrative Agent, and the resignation of such Co-Collateral Agent shall become effective immediately upon the delivery of such written notice. If any Co-Collateral Agent (other than Administrative Agent) is a Defaulting Lender, such Co-Collateral Agent may be removed as a Co-Collateral Agent by Required Lenders upon written notice to it as Co-Collateral Agent and with such removal to become effective immediately upon the delivery of such written notice.~~

1.2 The following defined terms are inserted in Section 1.1 of the Loan Agreement in their proper alphabetical order:

Amendment Agreement: the Amendment No. 1 to Loan Agreement dated as of the Amendment Effective Date, among Borrowers, Agent, Issuing Banks and the Lenders party thereto.

Amendment Effective Date: means April 5, 2019.

Benefit Plan: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

Collateral Agent: Bank of America.

LIBOR Screen Rate: the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

LIBOR Successor Rate: as defined in Section 3.6.2.

LIBOR Successor Rate Conforming Changes: with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower Agent).

PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Scheduled Unavailability Date: as defined in Section 3.6.2.

1.3 Each of Section 1.4, Section 7.3.3, Section 10.1.2, Section 13.1.2 and Section 15.1.1(f) of the Loan Agreement is hereby amended by replacing the phrase “Co-Collateral Agents” appearing therein with the phrase “Collateral Agent”.

1.4 Section 7.3.1 of the Loan Agreement is hereby amended by replacing the phrase “Co-Collateral Agents in their” appearing therein with the phrase “Collateral Agent in its” and by replacing the phrase “Co-Collateral Agents” in each place such phrase appears therein with the phrase “Collateral Agent”.

1.5 A new Section 7.3.4 is hereby inserted in the Loan Agreement to read in its entirety as follows:

7.3.4 Post-Amendment Effective Date Covenant. Borrowers shall, and shall cause each other Obligor to, as promptly as reasonably practicable, but in no event later than the number of days after the Amendment Effective Date applicable to each clause set forth on Schedule 7.3.4 as any such period may be extended by the Collateral Agent (such extensions not to be unreasonably withheld, delayed or conditioned), provide the items or perform the actions listed on Schedule 7.3.4.

1.6 Section 10.1.2(n) of the Loan Agreement is hereby further amended by deleted the phrase “or any of the Co-Collateral Agents” therefrom in its entirety.

1.7 Section 13.14 of the Loan Agreement is hereby replaced in its entirety with “[reserved]”.

1.8 A new Section 13.16 is hereby inserted in the Loan Agreement to read in its entirety as follows.

13.16 Certain ERISA Matters.

13.16.1 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(a) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(c) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, or

(d) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

13.16.2 In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that:

(a) none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto),

(b) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance with respect to the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(c) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(d) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance with respect to the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(e) no fee or other compensation is being paid directly to the Administrative Agent or any of its respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

13.16.3 The Administrative Agent hereby informs the Lenders that it is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender, or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

1.9 For the avoidance of doubt, Schedule 1.1 to the Loan Agreement is hereby amended and restated as Schedule 1.1 to this Agreement; and

1.10 Schedule 7.3.4 to this Agreement is inserted in the Loan Agreement as Schedule 7.3.4 to the Loan Agreement.

The Loan Agreement as so amended pursuant to this Section 1 is referred to herein as the “Amended Loan Agreement”).

2. Appointment of Collateral Agent and Resignation of Co-Collateral Agent. Each of the Lenders hereby appoints, confirms and ratifies the appointment of Bank of America, N.A. as sole Collateral Agent under all Loan Documents. Wells Fargo Bank, National Association hereby resigns and confirms and ratifies its resignation as Co-Collateral Agent under the Loan Documents pursuant to Section 13.18.1 of the Loan Agreement effective on the date hereof (and each of the Borrowers hereby consent thereto).

3. No Other Amendments or Waivers.

This Agreement, and the terms and provisions hereof, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes any and all prior or contemporaneous amendments relating to the subject matter hereof. Except for the amendments to the Loan Agreement set forth in Section 1 hereof and the appointments and resignations set forth in Section 2 hereof, the Loan Agreement shall remain unchanged and in full force and effect. The execution, delivery, and performance of this Agreement shall not operate as a waiver of or as an amendment of, any right, power, or remedy of Administrative Agent or the Lenders under the Loan Agreement or any of the other Loan Documents as in effect prior to the date hereof, nor constitute a waiver of any provision of the Amended Loan Agreement or any of the other Loan Documents. The agreements set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance under the Loan Agreement or other Loan Documents, and shall not operate as a consent to any further or other matter, under the Loan Documents.

4. Conditions Precedent. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent on the date hereof:

4.1 Execution of Agreement. Each Borrower, Administrative Agent, Issuing Banks and each Lender shall have duly executed and delivered this Agreement.

4.2 Accuracy of Representations and Warranties. All representations and warranties contained in Section 5 hereof shall be true and correct in all respects.

4.3 Fees and Expenses.

(a) The Administrative Agent shall have received (i) for the benefit of each Lender that executes and delivers a counterpart of this Agreement (each such Lender, a “Consenting Lender”), fees in an amount equal to the product of each such Consenting Lender’s Revolver Commitment (as in effect immediately prior to the effectiveness of this Agreement) multiplied by 0.005, and (ii) such other amounts payable pursuant to the Agent Fee Letter on the date hereof; and

(b) Reasonable and documented fees and expenses of counsel to the Administrative Agent for which invoices (including estimates) have been presented prior to the date hereof shall have been paid.

4.4 Corporate Authorization. Administrative Agent shall have received a certificate of a duly authorized officer of each Borrower, certifying that an attached copy of resolutions authorizing execution and delivery of this Agreement is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to the credit facility as amended hereby.

5. Representations and Warranties. Each Borrower hereby jointly and severally represents and warrants to Administrative Agent and Lenders, that

5.1 the execution, delivery and performance by the Borrowers of this Agreement:

(a) are within each Borrower’s corporate, limited liability company or partnership powers, as applicable, and have been duly authorized by all necessary corporate, limited liability company or partnership, as applicable, and, if required, equity holder action (including, without limitation, any action required to be taken by any class of directors or other governing body of any Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the execution, delivery and performance by the Borrowers of this Agreement);

(b) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or other equity holders or any class of directors or other governing body, whether interested or disinterested, of any Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby, except such as have been obtained or made and are in full force and effect other than those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, or could not reasonably be expected to have a Material Adverse Effect;

(c) will not violate any Sanctions and Applicable Law, any Organic Documents of any Borrower or any Restricted Subsidiary, or any order of any Governmental Authority;

(d) will not violate or result in a default under any Material Contract, or give rise to a right thereunder to require any payment to be made by any Borrower or any Restricted Subsidiary; and

(e) will not result in the creation or imposition of any Lien on any Property of any Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

5.2 this Agreement has been duly executed and delivered by such Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

5.3 no Default or Event of Default has occurred and is continuing.

6. Reaffirmation. Each of the Borrowers hereby confirms its respective guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Loan Documents to which it is party, and agrees that such guarantees, pledges, grants of security interests and other obligations, and the terms of each of the Loan Documents to which it is a party, are not impaired or affected in any manner whatsoever and shall continue to be in full force and effect. Each Borrower acknowledges and agrees that any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect, and that all of its obligations thereunder (other than as expressly amended hereby) shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Agreement.

7. Miscellaneous.

7.1 Captions. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

7.2 Governing Law. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

7.3 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

7.4 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the sole benefit of the parties and their respective successors and assigns.

7.5 References. Any reference to the Loan Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Agreement shall be deemed to include this Agreement unless the context shall otherwise require.

7.6 Loan Document. This Agreement shall be deemed to be and shall constitute a Loan Document.

7.7 Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Agreement are not intended to and do not serve to effect a novation as to the Loan Agreement. The Amended Loan Agreement and each of the Loan Documents remain in full force and effect.

7.8 Entire Agreement. This Agreement constitutes the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

7.9 Counterparts; Execution. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Administrative Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any signature, contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

KEY ENERGY SERVICES, INC.

By:	/s/ J. Marshall Dodson
	Name:	J. Marshall Dodson
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

KEY ENERGY SERVICES, LLC.

By:	/s/ J. Marshall Dodson
	Name:	J. Marshall Dodson
	Title:	Senior Vice President, Chief Financial Officer and Treasurer of Key Energy Services, Inc., its sole member

[Signature Page to Amendment No. 1 to

Loan Agreement]

ADMINISTRATIVE AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Administrative Agent, Issuing Bank and a Lender

By:	/s/ Ajay S. Jagsi
	Name:	Ajay S. Jagsi
	Title:	Vice President

[Signature Page to Amendment No. 1 to

Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and Issuing Bank

By:	/s/ William M. Plough
	Name:	William M. Plough
	Title:	Vice President

[Signature Page to Amendment No. 1 to

Loan Agreement]

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By:	/s/ John Finore
	Name:	John Finore
	Title:	Vice President

By:	/s/ William D. Jentsch
	Name:	William D. Jentsch
	Title:	Vice President

[Signature Page to Amendment No. 1 to

Loan Agreement]

SCHEDULE 1.1

to

Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	Revolver Commitment	Total Commitments
Bank of America, N.A.	$40,000,000.00	$40,000,000.00
Wells Fargo Bank, National Association	$40,000,000.00	$40,000,000.00
Siemens Financial Services, Inc.	$20,000,000.00	$20,000,000.00

		$100,000,000.00

SCHEDULE 7.3.4

to

Loan and Security Agreement

POST-AMENDMENT EFFECTIVE DATE COVENANT

Within 90 days as of the date hereof or such longer date as the Administrative Agent may agree in its reasonable discretion (such consent not to be unreasonably withheld, delayed or conditioned), with respect to any Real Estate subject to a Mortgage as of the date hereof (the “Amendment Date Mortgaged Real Property”), (i) execute and deliver to Administrative Agent, and cause to be recorded, a mortgage amendment sufficient to amend the terms of the existing Mortgage, in form reasonably acceptable to Administrative Agent, (ii) to the extent required by applicable law, acknowledge receipt of any life-of-loan flood hazard determination procured by Administrative Agent or any Lender; (iii) deliver to Administrative Agent any existing documents, instruments or agreements as Administrative Agent may reasonably request with respect to any environmental risks regarding such Real Estate; (iv) upon request, deliver to Administrative Agent any existing survey or no-change affidavit of such Amendment Date Mortgaged Real Property; and (v) (A) upon the reasonable request of Administrative Agent, deliver to Administrative Agent a title report for all Amendment Date Mortgaged Real Property with an estimated net book value between $175,000 and $400,000 and (B) deliver to Administrative Agent a date down endorsement for all Amendment Date Mortgaged Real Property for which a lender’s title insurance policy is in effect as of the date hereof, in form and substance reasonably acceptable to Administrative Agent, by an insurer reasonably acceptable to Administrative Agent (which must be fully paid on such effective date).